Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
1.0    PARTIES: The parties to this Separation Agreement and General Release ("Agreement") are KENNETH L. BEDINGFIELD ("Mr. Bedingfield") and NORTHROP GRUMMAN SYSTEMS CORPORATION ("Northrop Grumman" or "the Company").
2.0    RECITALS: This Agreement is made regarding the following facts:

2.1	Mr. Bedingfield is the Corporate Vice President and Chief Financial Officer, an elected officer, of Northrop Grumman.

2.2	Northrop Grumman is a Delaware corporation headquartered in the Commonwealth of Virginia, which is Mr. Bedingfield's primary work location.

2.3
In connection with his separation from employment with the Company, Mr. Bedingfield has been offered severance benefits under the Company's Severance Plan for Elected and Appointed Officers (the "Severance Plan").

2.4	As provided in the Severance Plan, to receive such benefits, an officer must sign a separation agreement and general release. This Agreement satisfies that requirement.

2.5	Mr. Bedingfield has decided to accept the Company's offer of severance and other benefits and to enter into this Agreement.
3.0     CONSIDERATION: In exchange for Mr. Bedingfield's promise to abide by the terms of this Agreement, the Company agrees to provide Mr. Bedingfield the severance benefits specified in Section 4 of the Severance Plan and other benefits, which include:

3.1
Lump-sum Cash Severance. A payment equal to the sum of $2,517,000, less applicable withholding. This amount represents the total of one and one half (1.5) times the sum of (i) Mr. Bedingfield's annual base salary; and (ii) Mr. Bedingfield's target annual bonus under the Company's annual incentive plan in which Mr. Bedingfield is a participant. This amount will be paid to Mr. Bedingfield in a lump sum in accordance with the terms of the Severance Plan; specifically, since Mr. Bedingfield is a "Key Employee", the lump sum will be paid as soon as practicable after, but in no event more than thirty (30) days after, the first day of the seventh month following his Separation Date (as defined in Section 4 below).

3.2
2020 Prorated Bonus. A severance payment equal to a pro rata portion of the bonus Mr. Bedingfield would have received for the 2020 performance year under the Company's annual incentive plan in which Mr. Bedingfield is a participant. The bonus will be pro-rated from the beginning of the performance period (January 1) to Mr. Bedingfield's Separation Date (as defined in Section 4.0 below), based on the applicable annual incentive plan payout formula, with any applicable individual performance factor set at 1.00, and paid when annual bonuses are paid to active employees between February 15 and March 15, 2021.

3.3
Medical and Dental Coverage Continuation. Mr. Bedingfield may elect to continue his medical and dental coverage in effect as of the Separation Date for eighteen (18) months, provided he pays his portion of the cost of such coverage with after-tax dollars. The Company will continue to pay its portion of the cost of Mr. Bedingfield's medical and dental benefits for the eighteen (18) month continuation period, subject to Mr. Bedingfield being responsible for imputed income on the difference between his contribution and the applicable rate under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") from April 25, 2020 to the end of the eighteen (18) month continuation period. If rates for active employees increase during this continuation period, Mr. Bedingfield's contribution will increase proportionately. Also, if medical and dental benefits are modified or terminated for active employees during this continuation period, Mr. Bedingfield's benefits shall be subject to this modification or termination. Mr. Bedingfield's medical and dental benefits shall be reduced to the extent Mr. Bedingfield is eligible for benefits or payments for the same occurrence under another employer-sponsored plan to which Mr. Bedingfield is entitled because of his employment after the Separation Date. This continuation coverage shall run concurrently with coverage under COBRA (or similar state law coverage) and shall be in lieu of such coverage.

3.4
Other Fringe Benefits. Pursuant to the terms of the Executive Perquisite Program for officers (the "Program"), Mr. Bedingfield will be reimbursed for any eligible financial planning fees incurred during 2020 (regardless of whether such fees are incurred before or after the Separation Date) and the immediately following year, subject to a maximum reimbursement for each year equal to $18,500. Mr. Bedingfield will be reimbursed for the cost of reasonable outplacement services provided by the Company's outplacement service provider during the one (1) year period following his Separation Date; provided, however, that the total outplacement services reimbursement shall be no greater than $125,850. The reimbursements provided for in this Section 3.4 are subject to the terms and conditions and time periods in the Severance Plan. Except as provided in this Section 3.4, all perquisites shall cease as of the Separation Date.

3.5
Eligibility. The payments and benefits in Section 3 are contingent upon Mr. Bedingfield executing and delivering to the Company "Mr. Bedingfield's First Signature" on or before February 5, 2020 at 11 a.m. and "Mr. Bedingfield's Second Signature" on his Separation Date. None of the consideration or payments in Section 3 shall be eligible as compensation under any Company retirement or benefit plan. If Mr. Bedingfield materially violates any of the terms of this Agreement, in addition to any other remedies available to it: (i) the Company may require that Mr. Bedingfield forego any payments and benefits yet to be received under this Section 3 and (ii) the Company may require that Mr. Bedingfield immediately return the full amounts of payments and benefits already received under this Agreement, and Mr. Bedingfield will immediately do so.

4.0    TRANSITION AND SEPARATION FROM EMPLOYMENT:

4.1
The Company will continue Mr. Bedingfield's employment until February 21, 2020, subject to the Company's right to terminate Mr. Bedingfield for cause based on Mr. Bedingfield’s conduct after the date hereof.

4.2	Mr. Bedingfield will step down as Corporate Vice President and Chief Financial Officer and as an elected officer, effective February 17, 2020.

4.3
Mr. Bedingfield will serve as an appointed Vice President reporting to Ms. Kathy Warden, to help facilitate a smooth transition, and continue as a full-time employee up to and including his Separation Date.

4.4
Mr. Bedingfield's last day of employment with the Company will be February 21, 2020 ("Separation Date"). Mr. Bedingfield agrees with the Company that the end of his employment constitutes (i) a "Qualifying Termination" under the Severance Plan, and (ii) a "Termination" under Section 4 of the 2019 Restricted Performance Stock Rights Grant Agreement, 2019 Restricted Stock Rights Grant Agreement, 2017 and 2018 Terms and Conditions Applicable to Restricted Performance Stock Rights, and 2017 and 2018 Terms and Conditions Applicable to Restricted Stock Rights.

4.5	The terms of this Agreement are fully binding on Mr. Bedingfield and the Company effective upon Mr. Bedingfield’s "First Signature" below.

4.6
At the same time as the Company pays bonuses to other senior executives under the Company’s Annual Incentive Plan, the Company will pay Mr. Bedingfield his bonus for 2019 determined with an individual performance factor set at 1.00 and otherwise determined in the same manner as applied to other senior executives of the Company.

4.7
At the same time as Restricted Performance Stock Rights (RSPR) and Restricted Stock Rights (RSR) are settled for other senior executives of the Company, the Company will settle Mr. Bedingfield’s 2017 RSPRs and RSRs on the same basis as similar awards are settled for other senior executives.

4.8	On the Separation Date, or later subject to any legal or regulatory restrictions, the Company will pay to Mr. Bedingfield all unpaid base salary and vacation pay accured through the Separation Date.
5.0    COMPLETE RELEASE: Mr. Bedingfield RELEASES the Company from liability for any claims, demands or causes of action against the Company and the Released Parties (except as described in Section 5.5). This Release applies not only to the "Company" itself, but also to all Northrop Grumman parents, subsidiaries, affiliates, related companies, predecessors, successors, and (i) its and their employee benefit plans, and the trustees, fiduciaries and administrators of any such plans, and (ii) its and their past or present officers, directors, agents and employees ("Released Parties"). For purposes of this Release, the term "Mr. Bedingfield" includes not only Mr. Bedingfield himself, but also his heirs, spouses or former spouses, domestic partners or former domestic partners, executors and agents. Except as described in Section 5.5, this Release extinguishes all of Mr. Bedingfield's claims, demands or causes of action, known or unknown, against the Company and the Released Parties, on account of or arising out of anything that has happened, developed, or occurred on or before the date of Mr. Bedingfield's Second Signature below.

5.1
This Release includes, but is not limited to, claims relating to Mr. Bedingfield's employment or separation, any rights of continued employment, reinstatement or reemployment by the Company and any Released Party, claims relating to or arising under Company or Released Party dispute resolution procedures, claims for any costs or attorneys' fees incurred by Mr. Bedingfield, and claims for severance benefits other than those listed herein. Mr. Bedingfield acknowledges and agrees that payment to him of the benefits set forth in this Agreement in Sections 3.1, 3.2, 3.3, and 3.4 will fully satisfy any rights he may have for benefits under any severance plan of any of the Released Parties (albeit still subject to his compliance with the terms and conditions in this Agreement).

5.2
This Release includes, but is not limited to, claims arising under the Family and Medical Leave Act, the Employee Retirement Income Security Act, the anti-retaliation provision of the False Claims Act, Executive Order No. 11246,

the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act, and 42 U.S.C. § 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; any laws prohibiting discrimination in employment based on veteran status or any other protected basis; any applicable state human rights statutes; and any other federal, state or local laws, ordinances, regulations and common law, to the fullest extent permitted by law.

5.3
This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the personnel policies, procedures, manuals or employee handbooks of the Company and any Released Party, or any oral or written representations or statements made by the Company and any Released Party, past and present, or any claim for wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

5.4
Mr. Bedingfield agrees that his Release includes claims which he did not know of or suspect to exist at the time he signed this Agreement, and that this Release extinguishes all known and unknown claims.

5.5
However, this Release does not include any rights Mr. Bedingfield may have: (1) to enforce this Agreement and his rights to receive the benefits described in Section 3 and 4 of this Agreement; (2) to any indemnification rights Mr. Bedingfield may have under any directors and officers liability policy ; (3) to test the knowing and voluntary nature of this Agreement; (4) to workers' compensation benefits; (5) to vested benefits under any retirement or savings plan including, without limitation, Mr. Bedingfield’s benefits under the Northrop Grumman Savings Excess Plan and the Northrop Grumman Officers Retirement Account Contribution Plan; (6) to continued benefits in accordance with COBRA; (7) to government-provided unemployment insurance; (8) to file a claim or charge with any government administrative agency and to receive any whistleblower award (although Mr. Bedingfield is releasing any rights he may have to recover damages or other individual relief in connection with the filing of such a claim or charge); (9) to any rights Mr. Bedingfield may have for retiree medical coverage; (10) to any rights Mr. Bedingfield my have as a shareholder of the Company or (11) to claims that cannot lawfully be released.

6.0    POST-EMPLOYMENT CONDUCT AND PROTECTION OF TRADE SECRETS

6.1
As a high level executive and member of the Corporate Policy Council and Executive Leadership Team, Mr. Bedingfield has been involved in managing the global operations of Northrop Grumman Corporation, its subsidiaries and affiliates (collectively, "NGC"), including the capture and development of key programs critical to the long-term success of NGC. He has been involved in some of the most sensitive and proprietary matters affecting NGC, including from a financial, strategic and technical perspective. Mr. Bedingfield has been widely exposed to confidential, sensitive and proprietary information and trade secrets concerning NGC's global operations, including without limitation business development strategies, plans, and key pursuits; customer, partner, supplier and employee relationships; intellectual property; contract terms and positions; short and long term strategies and tactical plans; investments and technologies; human capital; cost, pricing and rate related information; real estate; government relations and communications campaigns and strategies; and detailed financial information, requirements and plans. The parties agree that the Company and NGC have significant, legitimate business interests in protecting their trade secrets in the manner set forth in this Section 6.

6.2
Mr. Bedingfield agrees that, no later than his Separation Date, he will return any and all property and equipment of the Company and any Released Party that he may have in his possession. Mr. Bedingfield agrees that he has not and will not inappropriately transfer anything containing Released Party confidential or proprietary information. Mr. Bedingfield reaffirms his obligation and agrees fully to protect and not disclose or use any proprietary or otherwise protected information of the Company or any Released Party, including without limitation, program and financial information and plans, trade secrets, intellectual property, strategies, cost and pricing, rates and rate structures, business relationships, capture strategies, attorney-client communications, attorney work product, and business development plans. Mr. Bedingfield has not and will not claim ownership of any rights to any Company or Released Party intellectual property. Prior to his Separation Date, Mr. Bedingfield agrees to execute and continue to comply with Corporate Form C-1 00D, which is incorporated into this Agreement as if fully set forth herein. Notwithstanding the foregoing, Mr. Bedingfield shall not be held liable under this Agreement or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of investigating or reporting a suspected violation of law or regulation, or in a court filing under seal.

6.3
For a period of eighteen (18) months from the Separation Date, Mr. Bedingfield will not, directly or indirectly, oversee, control, participate in, obtain financial support for, or in any other way support the design, operation, research, manufacture, marketing, sale, or distribution of products or services that compete (directly or indirectly)

with, or will be incorporated into products or services that compete (directly or indirectly) with NGC's products or services ("Competitive Products and Services").

6.4
Mr. Bedingfield agrees that for a period of eighteen (18) months from the Separation Date, he will not engage in a Competitive Business, including as director, member, officer, partner, principal, proprietor, agent, consultant, advisor, auditor or employee.    For the purpose of this Agreement, "Competitive Business" shall mean any company identified in the Company's 2019 Proxy Statement as a Performance Peer Group company or any of the following additional companies listed in the Target Industry Peer Group: Honeywell International, Inc., Textron, Inc., United Technologies Corporation, or its or their successors or affiliates; provided, that this clause does not preclude Mr. Bedingfield from becoming employed by or providing services to a commercial business of United Technologies Corporation (e.g. Otis Elevator or Carrier) or Honeywell International, Inc. so long as Mr. Bedingfield will not provide services to or be involved in any way with any business of either of them that is involved in the sale of Competitive Products and Services.

6.5
The following activities will not alone constitute a breach of Sections 6.3 or 6.4: (i) ownership for investment purposes of not more than five percent (5%) of the total outstanding equity securities (or other interests) of any entity; (ii) serving as a principal, partner, director, employee, consultant or advisor in or to a private equity firm or financial services entity, provided that such activities do not involve advising the private equity firm or financial services entity or any third party in any way regarding NGC, a Competitive Business or Competitive Products and Services, or (iii) otherwise working in a capacity that does not in any way involve Competitive Products and Services.

6.6
For a period of eighteen (18) months from the Separation Date, Mr. Bedingfield will not, directly or indirectly, solicit any customer, supplier, or teammate of Northrop Grumman with whom Mr. Bedingfield engaged, or about whom he received confidential, sensitive, or proprietary information, in the course of his Northrop Grumman employment, for purposes of supporting their providing Competitive Products and Services.

6.7
For a period of eighteen (18) months from the Separation Date, Mr. Bedingfield will not, directly or indirectly, solicit or offer to hire, any person who was, (i) employed by NGC at any point within a period of six months prior to the Separation Date and (ii) with whom Mr. Bedingfield worked or about whom he received information in the course of his Northrop Grumman employment.

6.8
Mr. Bedingfield shall not, directly or indirectly, through the assistance of a third party, or counsel, on his own behalf or on behalf on another person or entity, by any means issue or communicate any statement that is critical or disparaging or may reasonably be interpreted as critical or disparaging of any Released Party or its/their products or services; provided that neither the foregoing nor any other provision of this Agreement affects Mr. Bedingfield's right to provide truthful information to government authorities or his obligations to cooperate with any government investigation or to respond truthfully to any lawful government inquiry or to make any truthful statement in connection with any litigation, arbitration or mediation.

6.9
Mr. Bedingfield agrees that the requirements set forth in Section 6 (1) are reasonable and necessary in all respects, including duration, territory and scope of activity, in order to protect NGC's non-public trade secrets and proprietary information, (ii) are limited only to the extent necessary to protect NGC's legitimate business interests, (iii) do not preclude him from working for any specific company, and (iv) will enable him to earn a livelihood without violating Section 6. Further, Mr. Bedingfield acknowledges and agrees that a breach of any of the provisions of this section will result in immediate, irreparable and continuing damage to the Company for which there is no adequate remedy at law, and the Company will be entitled to injunctive relief, a decree of specific performance, and other relief as may be proper, including monetary damages, to the maximum extent available, in accordance with the procedures in Section 15.

6.10
It is the intent of the parties that the provisions of Section 6 shall be enforced to the fullest extent permissible under applicable law. However, if any portion of Section 6 is deemed overbroad or unenforceable due to challenge by Mr. Bedingfield, he will hereby forego the consideration in Sections 3.1 and 3.2, and to the extent such consideration has already been paid, will return the consideration provided him under Sections 3.1 and 3.2.

7.0    FULL DISCLOSURE: Mr. Bedingfield agrees to cooperate in an interview with the General Counsel on or immediately before the date he first signs this Agreement and on or shortly before his Separation Date. [Mr. Bedingfield acknowledges that he is not aware of, or has fully disclosed to the Northrop Grumman General Counsel, any information that he believes could give rise to a claim or cause of action against the Company or any Released Party (as defined herein), including without limitation any knowledge of fraud or suspected fraud, overpayments or suspected overpayments, false statements or suspected false statements, bribes or other improper payments, improper or erroneous financial or cost accounting or reporting, financial entries that fail to meet accounting standards, erroneous or incomplete statements or representations to auditors, shareholders, regulators, financial institutions or members of the financial community; violations or suspected violations of security or government contract related laws, regulations or standards, violations or suspected violations of any other law or regulation, failure to fulfill contractual obligations, or other irregularities, or any violations of Company policies or procedures or the Standards of Business Conduct. This includes any matters for which he was responsible or that came to his attention as an employee. Mr. Bedingfield has reported to the Company all work-related injuries, if any, that he has suffered or sustained during his employment with the Company. Mr. Bedingfield has properly reported all hours he worked.
8.0     NO UNRESOLVED CLAIMS: This Agreement has been entered into with the understanding that there are no unresolved claims of any nature which Mr. Bedingfield has against the Company. Mr. Bedingfield acknowledges and agrees that except as specified in Section 3, all compensation, benefits, and other obligations due Mr. Bedingfield by the Company, whether by contract or by law, have been paid or otherwise satisfied in full.
9.0    WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).
10.0     ADVICE OF COUNSEL: The Company encourages Mr. Bedingfield to seek and receive advice about this Agreement from an attorney of his choosing.
11.0     DENIAL OF WRONGDOING: Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both the Company and Mr. Bedingfield deny any such wrongdoing or liability.
12.0     COOPERATION: Mr. Bedingfield agrees that, for at least five (5) years following the Separation Date, he will reasonably cooperate with Company and any Released Party regarding requests for assistance by serving as a witness or providing information about matters connected with Mr. Bedingfield's prior employment with the Company or any Released Party; provided, however, that any such cooperation in excess of ten (10) hours per year shall be subject to reasonable compensation at Mr. Bedingfield’s annual rate of base salary as in effect immediately prior to the date hereof.. The Company or the Released Party requesting assistance shall reimburse Mr. Bedingfield for (i) any travel costs he incurs in connection with his cooperation, in accordance with its travel cost reimbursement policy for active officers and (ii) other reasonable expenses (including attorneys fees) he incurs in connection with his cooperation.
13.0     SEVERABILITY: The provisions of this Agreement are severable as set forth in this Section 13. Except as provided in Section 6.10, if any part of this Agreement is found to be illegal or invalid and thereby unenforceable, other than all or any part of Section 5, then the unenforceable part shall be removed, and the rest of the Agreement shall remain valid and enforceable.
14.0     SOLE AND ENTIRE AGREEMENT; MODIFICATION: This Agreement, together with relevant provisions of the Severance Plan, expresses the entire understanding between the Company and Mr. Bedingfield on the matters it covers. It supersedes all prior discussions, agreements, understandings and negotiations between the parties on these matters, except that any writing between the Company and Mr. Bedingfield relating to protection of Company trade secrets or intellectual property (as reaffirmed in Section 6 above and the cross-referenced C-100D) and the 2019 Restricted Performance Stock Rights Grant Agreement, 2019 Restricted Stock Rights Grant Agreement, 2017 and 2018 Terms and Conditions Applicable to Restricted Performance Stock Rights, and 2017 and 2018 Terms and Conditions Applicable to Restricted Stock Rights, shall remain in effect. Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Mr. Bedingfield and an authorized Company representative.
15.0 GOVERNING LAW, ARBITRATION, JURISDICTION, AND VENUE:

15.1	This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia ("Virginia"), without regard to rules regarding conflicts of law.

15.2
If either the Company or Mr. Bedingfield decides to sue the other over the enforceability of this Agreement, or for violating this Agreement, all such claims will be determined through final and binding arbitration, rather than through litigation in court, in accordance with Northrop Grumman CTM H200 USHR 2-32.

15.3
If the Company or Mr. Bedingfield believes they require immediate relief to enforce or challenge this Agreement, before arbitration is commenced or concluded, either party may seek injunctive or other provisional equitable relief from state or federal court in the Commonwealth of Virginia ("Virginia"). Either party may also proceed in state or federal court in Virginia to compel arbitration or to enforce an arbitration award under this Agreement. All court actions or proceedings arising under this Agreement shall be heard in state or federal court in Virginia. The Company and Mr. Bedingfield hereby waive any right to object to such actions on grounds of venue, jurisdiction or convenience. The Company and Mr. Bedingfield stipulate that the state and federal courts located in or for Fairfax County, Virginia shall have in personam jurisdiction and venue for the purpose of litigating any such dispute, controversy, claim, or complaint arising out of or related to this Agreement. Mr. Bedingfield hereby agrees that service of process sufficient for personal jurisdiction in any action or proceeding involving his may be made by registered or certified mail, return receipt requested, to the address on file with the Company, or by electronic service of process through the Internet when authorized by a court of competent jurisdiction.
16.0     ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:
MR. BEDINGFIELD ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE UNDERSTANDS IT, AND THAT HE IS VOLUNTARILY ENTERING INTO IT. MR. BEDINGFILED UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

MR. BEDINGFIELD'S SIGNATURE		NORTHROP GRUMMAN SYSTEMS CORPORATION
Signature:	/s/ Kenneth L. Bedingfield	Signature:	/s/ Ann Addison
Name:	Kenneth L. Bedingfield	Name:	Ann Addison
Date:	February 5, 2020	Title:	Corporate Vice President and
Chief Human Resources Officer
		Date:	February 5, 2020